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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No. 2)*

                          BIOTRANSPLANT INCORPORATED
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                              (Name of Issuer)

                        Common Stock, $.01 par value
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                       (Title of Class of Securities)

                                  09066y
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 2000
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 09066y                                              Page 2 of 4 Pages
          ---------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Joseph A. Cohen
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     USA
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     681,100
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     90,500
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  681,100
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  90,500
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     771,600
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)
     6.5%
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(12) Type of Reporting Person (See Instructions)
     IN
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     This statement constitutes Amendment No. 2 to the Statement on
Schedule 13G filed with the Securities and Exchange Commission by Joseph A. Cohen with respect to securities of Biotransplant Incorporated.

ITEM 1(a). NAME OF ISSUER:

     BIOTRANSPLANT INCORPORATED

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

     CHARLESTOWN NAVY YARD, BUILDING 75 THIRD AVENUE, CHARLESTOWN, MA 02129

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

ITEM 4(a). AMOUNT BENEFICIALLY OWNED: 771,600

ITEM 4(b). PERCENT OF CLASS: 6.5%

ITEM 4(c). NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     (i) Sole power to vote or to direct the vote: 681,100 .

     (ii) Shared power to vote or to direct the vote: 90,500 .

     (iii) Sole power to dispose or to direct the disposition of: 681,100 .

     (iv) Shared power to dispose or to direct the disposition of: 90,500 .

ITEM 10. CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:        February 8, 2001



                               /S/ JOSEPH A. COHEN
                               ------------------------
                               Joseph A. Cohen